Exhibit 3.1

CERTIFICATE OF INCORPORATION
of
TRULITE, INC.

FIRST: The name of this corporation (hereinafter, the “Corporation”) shall be:

Trulite, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware and its registered agent at such address is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
County of New Castle

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended.

FOURTH: The Corporation has authority to issue an aggregate of 4,000,000 shares of capital stock, consisting of (i) 2,500,000 shares of common stock having a par value of $.0001 per share (“Common Stock”) and (ii) 1,500,000 shares of preferred stock having a par value of $.0001 per share (“Preferred Stock”). The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designation, preferences, qualifications, limitations, restrictions and optional or other special rights (which may differ with respect to each series) as the Board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

(1) the number of shares which shall constitute the series and the name of the series;

(2) the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

(3) the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;

(4) the rights, if any of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the corporation;

(5) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;

(6) the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation;

(7) the limitations, if any, applicable to such series which is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series; and

(8) the voting rights, if any, to be provided for shares of the series.

FIFTH: The name and mailing address of the Incorporator is as follows:

Richard B. Montgomery IV
Jones, Walker, Waechter,
Poitevent, Carrère & Denègre, L.L.P.
200 St. Charles Ave.
New Orleans, LA 70170

SIXTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided by, its Bylaws and may be increased or decreased from time to time in the manner provided therein.

SEVENTH: In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

EIGHTH: A. Pursuant to Section 102(b)(7) of the DGCL, the Corporation hereby eliminates the personal liability of a director to the Corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article EIGHTH does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This Article EIGHTH shall not eliminate the liability of a director for any act or omission prior to the date upon which this Article EIGHTH becomes effective. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any act or omission of such director prior to such amendment or repeal.

B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment). The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. It is expressly understood that, notwithstanding the foregoing, no director, officer or employee shall have any rights under this Article EIGHTH if the Proceeding giving rise to the claim for indemnification hereunder arises as a result of actions or failures to act in any capacity other than those set forth in this Section B, and, as such, no such person shall have any rights under this Article EIGHTH if the Proceeding giving rise to the claim for indemnification arises as a result of such person’s purchase and/or sale of securities of the Corporation (other than on behalf of the Corporation).

C. Any indemnification of a director, officer or employee of the Corporation or advance of expenses under this Article EIGHTH shall be made promptly upon the written request of the director, officer or employee, and in any event within 30 days after such request (or, if a determination as described below is required, within 30 days after such determination has been made or deemed made). If a determination by the Corporation that the director, officer or employee is entitled to indemnification pursuant to this Article EIGHTH is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days after such request (or, if a determination as described above is required, within 30 days after such determination has been made or deemed made), the right to indemnification or advances as granted by this Article EIGHTH shall be enforceable by the director, officer or employee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

D. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer or employee of the Corporation or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against any liability asserted against him and incurred by him in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article EIGHTH.

E. Expenses incurred by any person described in this Article EIGHTH in defending a Proceeding shall be paid by the Corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount without interest if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

F. The provisions of this Article EIGHTH shall be deemed to be a contract between the Corporation and each director, officer or employee who serves in any such capacity at any time, and any repeal or modification of this Article EIGHTH or of any relevant provisions of the DGCL or other applicable law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing.

G. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

NINTH: The Corporation is to have perpetual existence.

IN WITNESS WHEREOF, the undersigned, being the hereinabove named Incorporator of the Corporation for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate of Incorporation, hereby declaring and certifying that this is his free act and deed and that the facts stated herein are true and, accordingly, the undersigned has hereunto set his hand this 15th day of July, 2004.

/s/ Richard B. Montgomery IV
Incorporator